Exhibit 10.22

AGREEMENT

AND

FIRST AMENDMENT TO

EMPLOYMENT LETTER AGREEMENT

This Agreement and First Amendment to Employment Letter Agreement (this “Agreement”), dated as of February 26, 2010 is entered into by Francesca’s Holdings Corporation, a Delaware corporation (the “Company”), and Khalid M. (Kal) Malik (“Executive”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Employment Agreement (as defined below). The recitals set forth below are incorporated into this Agreement and made a part hereof.

WHEREAS, the Company and Executive are parties to an Employment Letter Agreement, dated as of September 25, 2009 (the “Employment Agreement”) and that certain Employee Stock Option Agreement, dated as of October 5, 2009 (the “Original Option Agreement”), pursuant to the Company’s 2007 Stock Incentive Plan (the “Plan”).

WHEREAS, reference is made to (i) that certain Stock Purchase Agreement (the “Founder Purchase Agreement”), dated as of February 26, 2010, by and among CCMP Capital Investors II, L.P., a Delaware limited partnership and CCMP Capital Investors (Cayman) II, L.P., a Cayman Islands exempted limited partnership (collectively, “CCMP”), and the Company and certain other holders of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and (ii) that certain Stock Purchase Agreement (the “BGCP Purchase Agreement”), dated as of February 26, 2010 by and among CCMP, Bear Growth Capital Partners, LP and BGCP/Francesca’s Holdings, LP (the transactions contemplated by the Founder Purchase Agreement and the BGCP Purchase Agreement are collectively referred to as the “Stock Transactions”).

WHEREAS, effective immediately prior to the closing of the Stock Transactions, the Executive has validly exercised the options granted to him under the Original Option Agreement (the “Company Options”) through the payment in full of the aggregate purchase price in cash (by a check payable to the order of the Company) as contemplated in Section 5 of the Original Option Agreement (the “Option Exercise”) and has thereby acquired 1,015 shares of Common Stock in the Company (the “Option Shares”).

WHEREAS, Executive is a party to the Founder Purchase Agreement, and pursuant thereto, shall sell approximately one-half (the same constituting 515 shares) of the Common Stock owned by him.

WHEREAS, Executive is a party to that certain Stockholders’ Agreement, by and among the Company, CCMP, Francesca’s Collections, Inc., a Texas corporation, the Management Stockholders (as defined therein) and any other persons signatory thereto from time to time, dated as of February 26, 2010 (as amended, modified, supplemented or restated from time to time, the “Stockholders’ Agreement”).

WHEREAS, Executive and the Company desire to amend the Employment Agreement immediately prior to the closing of the Stock Transactions, as further described herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein and other valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1. Compensation Adjustment. Effective February 26, 2010, Section 2 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“2. Salary, Bonus and Equity Incentive. For the period beginning as of February 1, 2010 and continuing until the termination of your employment with the Company (the “Employment Period”), your base salary will be $225,000 per annum (the “Base Salary”), payable in accordance with the Company’s payroll policies and practices. The Base Salary will be reviewed on an annual basis for potential upward adjustments. Additionally, you will be entitled to receive an annual bonus payment of up to 40% of your annual Base Salary beginning in fiscal year 2010 based on the achievement of goals and objectives established prior to the review period and established by the Company’s Chief Executive Officer (the “CEO”), and approved by the Company’s board of directors. Any bonus payments shall be made in cash at the same time annual bonuses are paid to the Company’s employees generally; provided, that, you must be employed by the Company at the time the Company pays its annual bonuses generally with respect to any such fiscal year in order to be eligible for an annual bonus (and, if you are not so employed at such time, in no event shall you have been considered to have “earned” any such annual bonus). No later than thirty (30) days following the closing of the Stock Transactions, the Company will grant you an option (the “Equity Incentive”) to acquire up to one-half of one percent (0.50%) of issued and outstanding shares of Common Stock (on a non-fully diluted basis) at the grant, evidenced by an Employee Stock Option Agreement between you and the Company (the “New Option Agreement”), which will be pursuant to either the Company’s 2007 Stock Incentive Plan or a new equity incentive plan, as determined in the discretion of the Company’s board of directors. The Equity Incentive will vest in equal monthly installments (as of the last day of each month) during the period beginning on the date hereof and ending as of the fourth yearly anniversary of the date hereof, provided that you remain employed by the Company on each applicable vesting date. The Equity Incentive will not be eligible for accelerated vesting. The New Option Agreement will provide that upon your termination for Cause, any outstanding options that you have (whether vested or unvested) will terminate immediately upon such termination. The per-share price of the Equity Incentive shall be the fair market value of a share of Common Stock on the date of grant, as reasonably determined by the Company’s board of directors.”

2. Restrictive Covenants.

(a) Non-Solicitation. During the period during which Executive is employed ‘by the Company and during the twelve (12) month period following Executive’s termination of employment for any reason, Executive will not directly or indirectly through any other person (i) induce or attempt to induce any employee or independent contractor of the Company or any affiliate of the Company to leave the employ or service, as applicable, of the Company or such affiliate, or in any way interfere with the relationship between the Company or any such affiliate, on the one hand, and any employee or independent contractor thereof, on the other hand, or (ii) hire any person who was an employee of the Company or any affiliate of the Company until twelve months after such individual’s employment relationship with the Company or such affiliate has been terminated.

(b) Understanding of Covenants. Executive acknowledges and agrees that, in the course of his past employment, with the Company and its affiliates, he was provided, and became familiar, with the Trade Secrets and Confidential Information (as defined below) belonging to the Company and its affiliates because he had contractually agreed, inter alia, not to disclose such information and that the Company and its affiliates would not have provided him access to such information but for his non-disclosure agreement contained in the Employment Agreement. Executive further acknowledges and agrees that the Company and its affiliates shall provide to him, and he shall become familiar with, additional Trade Secrets and Confidential Information belonging to the Company and its affiliates only if he contractually agrees, pursuant to this Agreement, not to disclose any Trade Secrets and Confidential Information of the Company and its affiliates, and not to engage in certain post-employment solicitation activities (as described above); and that the Company and its affiliates would not provide him access to such information but for his non-solicitation agreement set forth in this Agreement. As used in this Agreement, the term “trade Secrets and Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company in connection with its business, including, but not limited to, information, observations and data obtained by the Executive while employed by the Company or any predecessors thereof (including those obtained prior to the date hereof) concerning (i) the business or affairs of the Company (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Trade Secrets and Confidential Information will not include any information that has been published (other than a disclosure by Executive in breach of this Agreement) in a form generally available to the public prior to the date Executive proposes to disclose or use such information. Trade Secrets and Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(c) Executive affirmatively represents, acknowledges and agrees that the foregoing non-solicitation covenant set forth in Section 2(a) (the “Restrictive Covenant”) is: (i) reasonable in all respects, including in temporal scope; (ii) necessary to protect the Company’s legitimate business interests, including it and its affiliates’ Trade Secrets and Confidential Information, goodwill, contractual and business relationships, investment in its workforce, and customer relations; and (iii) narrowly tailored, based upon input from all parties, to protect the Company’s legitimate business interests without unduly circumscribing Executive’s rights and interests.

Without limiting the generality of Executive’s agreement in the preceding paragraph, the Executive (i) represents that he is familiar with and has carefully considered the Restrictive Covenant, (ii) represents that he is fully aware of his obligations hereunder, (iii) agrees to the reasonableness of the length of time and scope, as applicable, of the Restrictive Covenant, and (iv) agrees that the Restrictive Covenant will continue in effect for the applicable periods set forth above in this Section 2 regardless of whether Executive is then entitled to receive severance pay or benefits from the Company. Executive understands that the Restrictive Covenant may limit his ability to earn a livelihood in a business similar to the business of the Company and any of its affiliates, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his education, skills and ability), Executive does not believe would prevent him from otherwise earning a living. Executive agrees that the Restrictive Covenant does not confer a benefit upon the Company disproportionate to the detriment of the Executive.

3. Enforcement. Executive agrees that the provisions of Section 7 of the Employment Agreement “Enforcement” shall apply to Section 2 of this Agreement as if set forth herein.

4. Acknowledgement. Executive acknowledges that upon the Company’s issuance of the Option Shares to him, he shall have no further right to acquire any additional shares of the Company’s Common Stock under the Original Option Agreement. Executive acknowledges and agrees that notwithstanding anything to the contrary in the Original Option Agreement or the Plan, the Option Shares are subject to the terms, conditions and limitations set forth in the Stockholders’ Agreement.

5. Release; Indemnity.

(a) Executive hereby releases, acquits and forever discharges the Company and its subsidiaries and their respective predecessors, successors, assigns, officers, directors, partners, members, managers, stockholders, employees and agents (for the benefit of the Company, its subsidiaries, and their affiliates) (i) from all actions, causes of action, demands, suits, contracts, agreements, encumbrances, Liabilities (as such term is defined in the Founder Purchase Agreement), or losses of any type, on account of, arising out of, or in any way related to Executive’s receipt, holding and exercise of any Company Options or the issuance of any securities in connection with the exercise thereof, including any and all

Taxes (as such term is defined in the Founder Purchase Agreement) related thereto, and (ii) from any and all obligations of the Company with respect to any “Liquidity Bonus” (as such term is used in the Employment Agreement).

(b) Executive hereby acknowledges and agrees that the consideration received by him herein and in connection with the Stock Transactions in accordance with the terms and conditions of the Founder Purchase Agreement shall be deemed to satisfy in full all such “Liquidity Bonus” obligations of the Company, and that the terms of the Employment Agreement applicable to such “Liquidity Bonus” are hereby terminated, declared null and void, and of no further force or effect.

(c) From and after the Closing (as such term is defined in the Founder Purchase Agreement), Executive shall indemnify, save and hold harmless the Company and its affiliates from any Liability (as such term is defined in the Founder Purchase Agreement) related to any Taxes (as such term is defined in the Founder Purchase Agreement) incurred by the Company and its affiliates as a result of the issuance, holding or exercise of any Company Options or the issuance of any securities in connection with the exercise thereof (it being understood that the Company shall not be entitled to a deduction related to the Company Options until such options are exercised).

6. Entire Agreement. The Employment Agreement, this Agreement, the Original Option Agreement, the Founder Purchase Agreement and the Stockholders’ Agreement constitute the entire agreement between Executive and the Company relating to the subject matter hereof, and supersede, in their entirety any and all prior agreements, understandings or arrangements.

7. Ratification. Except as otherwise expressly provided in this Agreement, the Employment Agreement and the Original Option Agreement are hereby ratified and confirmed and shall continue in full force and effect in accordance with their terms.

8. Counterparts. This Agreement may be executed in identical counterparts, which when taken together shall constitute one and the same instrument. A counterpart transmitted by facsimile shall be deemed an original for all purposes.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FRANCESCA’S HOLDINGS CORPORATION, a Delaware corporation

By:	/s/ John De Meritt
John De Meritt, President/CEO

Executive:

/s/ Khalid (Kal) M. Malik
Khalid (Kal) M. Malik

Malik Amendment to Employment Agreement